Exhibit 10.07

                   LAND TRANSFER AND STOCK PURCHASE AGREEMENT


         THIS LAND TRANSFER AND STOCK PURCHASE AGREEMENT (the "Agreement"), is dated as of March 24, 2003, by and among Essential Innovations Technology Corporation, a Nevada corporation (hereinafter referred to as the "Company"), and Albert T. Lowman, as Trustee of The Albert T. Lowman Living Trust ("Al Lowman, Trustee"), Darlyne Rossow Lowman, Todd Alan Lowman and Cathy Lowman Northcutt (collectively, the "Land Owner").

                              W I T N E S S E T H:

         WHEREAS, the Company has agreed to purchase, and the Land Owner has agreed to sell, the "Land" herein described and defined; and

         WHEREAS, the Company and Land Owner are executing this Agreement to set forth the terms and conditions of said transaction;

         NOW, THEREFORE, in consideration of the premises and the covenants, agreements and conditions contained in this Agreement, the Company and the Land Owner agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         For the purposes of this Agreement, the following terms will have the following meanings:

         "Agreement" means this Land Transfer and Stock Purchase Agreement, as it may be amended from time to time.

         "Board of Directors" means the board of directors of the Company.

         "Cash" means legal tender of the United States of America or funds in said currency on deposit at a state or national banking association which are available upon closing in San Marcos, Texas, for withdrawal by a person indicated.

         "Cash Portion of the Consideration" means Three Hundred Fourteen Thousand Sixty-seven and no/100 Dollars ($314,067.00) of Cash.

           "Closing Date," means July 1, 2003, or such other date on which the Company and the Land Owner agree as the date on which the Company shall deliver to the Land Owner the Consideration for the conveyance of the Land to the Company and the delivery to the Company by the Land Owner of the Land Owner's deed to the Land.

         "Company" means Essential Innovations Technology Corporation, a Nevada corporation.

         "Company Affiliate" means a corporation organized and existing under the laws of one of the several United States of America that is controlled by, under common control with or controls, the Company.

         "Common Stock" means any of the authorized common stock ($.001 par value) of the Company.

         "Common Stock Portion of the Consideration" means 628,134 shares of the Common Stock.

         "Consideration" means the aggregate of the Cash Portion of the Consideration and the Common Stock Portion of the Consideration.

         "IPO" has the meaning set forth in Section 2.3 hereof.

         "Land Owner" means Albert T. Lowman, as Trustee of The Albert T. Lowman Living Trust ("Al Lowman, Trustee"), Darlyne Rossow Lowman, Todd Alan Lowman and Cathy Lowman Northcutt.

         "Land" means that certain portion of the three tracts of land (two totaling 48.93 acres and one totaling 56.16 acres, more or less, respectively) currently owned by Lowman Ranch Ltd., a Texas limited partnership ("LRL"), located in the Edward Burleson Survey, Abstract No. 63, Hays County, Texas (the "LRL Lands") that is hereafter distributed to the Land Owner as Land Owner's one-third of the total fair market value of the LRL Lands.

         "Principal Market" will mean the New York Stock Exchange, American Stock Exchange, NASDAQ National Market System or Small Cap Market, Over-The-Counter Electronic Bulletin Board, BBX or such other market or exchange on which the Common Stock is then principally traded.

         "Trading Day" will mean a day on which there is trading on the Principal Market.

                                   ARTICLE 2
               PURCHASE AND SALE OF LAND FOR COMMON STOCK AND CASH

         Section 2.1 Agreement of Purchase and Sale. Subject to and upon the terms, agreements, representations, warranties, reservations, covenants and conditions set forth in this Agreement, the Company agrees to purchase the Land from the Land Owner, and Land Owner agrees to sell and convey the Land to the Company, for the Consideration which shall be payable and deliverable by the Company at the offices of Fulbright & Jaworski L.L.P. on the Closing Date. Anything in this Agreement to the contrary notwithstanding:

LAND OWNER HAS NOT MADE, DOES NOT MAKE, AND SPECIALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE LAND, INCLUDING WITHOUT LIMITATION, THE WATER, SOIL, BIOLOGY, AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE LAND, (C) THE SUITABILITY OF THE LAND FOR ANY ACTIVITIES AND USES THAT GRANTEES MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE LAND OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL BODY, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE LAND; NOR HAS LAND OWNER MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, ENDANGERED SPECIES, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING SOLID WASTE, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTY, OF ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER. THE COMPANY ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, THE COMPANY IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE LAND AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY LAND OWNER. THE COMPANY FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE LAND WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT LAND OWNER MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. LAND OWNER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE LAND, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT, OR OTHER PERSON REGARDLESS BY WHOM ENGAGED. THE COMPANY FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE CONVEYANCE OF THE LAND AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE AMOUNT OF THE CONSIDERATION DELIVERED BY THE COMPANY TO LAND OWNER FOR THE LAND HAS BEEN ADJUSTED TO REFLECT THAT THE LAND IS SOLD BY LAND OWNER AND PURCHASED BY THE COMPANY SUBJECT TO THE FOREGOING.

         Section 2.2 Issuance of the Common Stock Portion of the Consideration.

                  (a) The Common Stock Portion of the Consideration, to be issued to the Land Owner on the Closing Date, shall be as provided in this Agreement and will be represented by stock certificates in various denominations, as determined by Land Owner, with each person comprising the Land Owner receiving one or more certificates as they direct.

                  (b) The Land Owner agrees that if the Common Stock, including the Common Stock Portion of the Consideration issued to Land Owner on the Closing Date, have not been registered under the Securities Act of 1933 on or before the Closing Date, as provided hereinafter, Land Owner will not transfer the Common Stock Portion of the Consideration in the absence of (a) an effective registration statement for the Common Stock under the Securities Act of 1933 and applicable state laws or (b) an opinion of counsel reasonably satisfactory to the Company that such registration is not required.

         Section 2.3 IPO. At the earliest date of April 15, 2003, but at the latest date on or before May 15th 2003, the Company agrees to file a registration statement on Form SB-2, or such other form as the Company deems advisable, with the United States Securities Exchange Commission for the initial public offering of the Common Stock (the "IPO"); and thereafter, the Company agrees to use its best efforts to have such registration statement declared effective as soon as possible. Upon the registration statement becoming effective and subject to reasonable delay due to material, adverse market conditions, the Company agrees to commence and complete the IPO at a proposed price of US$5.00 per share.

         Section 2.4 Registration of Common Stock and Potential Increase in the Common Stock Portion of the Consideration.

                  (a) It is agreed between the Company and the Land Owner that the registration statement filed by the Company with the Securities and Exchange Commission shall include not less than 315,000 shares of the Common Stock Portion of the Consideration or such greater amount of the Common Stock Portion of the Consideration as the Land Owner shall advise the Company prior to the filing by the Company of that registration statement. In the event that the registration statement so filed by the Company is not declared "effective" by the Securities Exchange Commission on or before the Closing Date as to all the Common Stock Portion of the Consideration, then:

                           (i) The certificate(s) representing the Common Stock
                  Portion of the Consideration not covered by such registration statement will bear the following legend:

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAW AND NO TRANSFER OF THESE SECURITIES MAY BE MADE EXCEPT (a) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW; OR (b) PURSUANT TO AN EXEMPTION THEREFROM WITH RESPECT TO WHICH THE COMPANY MAY, UPON REQUEST, REQUIRE A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAW.

                  And

                           (ii) Immediately upon such registration statement
                  being declared effective, the Company shall exchange the Common Stock Portion of the Consideration delivered to the Land Owner at Closing with the same number of shares of Common Stock that are covered by the effective registration statement;

                  (b) In the event that all of the Common Stock Portion of the Consideration is not covered by said initial registration statement, then the Company agrees to file another registration statement with the Securities and Exchange Commission covering the remaining 313,134 shares of the Common Stock Portion of the Consideration owned by the Land Owner not later than one hundred eighty (180) days following the first Trading Day of the Common Stock.

                  (c) It is additionally agreed that if the net proceeds received by the Land Owner from the sale of shares of the Common Stock Portion of the Consideration during the first twelve (12) months following the first day of secondary market trading of the Common Stock do not equal at least US$1,570,334 (which the Company and the Land Owner agree is the fair market value of the Land), then the Company agrees, immediately following written notice from the Land Owner, to make up such deficiency (the "Deficiency") by issuing to the Land Owner that number of shares of Common Stock as shall be necessary (based on the closing price of the Common Stock on the next business day following the date on which the Land Owner gives such written notice) to enable the Land Owner to obtain net proceeds equal to the Deficiency from the sale of such additional shares of Common Stock.

                  (d) The Company will pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes incurred by Land Owner, that may be payable in respect of any issue or delivery of Common Stock.

                  (e) In event of any reorganization, consolidation, merger, exchange, recapitalization of or involving the Company, or of any stock dividend or stock split of the Common Stock, or of any reclassification, or authorization of additional shares, of the capital stock of the Company of any type or series, or of any sale or transfer of all or substantially all of the assets of the Company to any other person (collectively, "Major Events" and any of them, a "Major Event"), then the Company agrees that it will be a condition precedent to the consummation of any such Major Event that provision will be made such that each share of the Common Stock Portion of the Consideration will be converted, as a part of consummating such Major Event, into such new securities and at a conversion price and pricing formula which places the Land Owner in an economically equivalent position as to the shares of the Common Stock Portion of the Consideration then held by the Land Owner immediately prior to the consummation of such Major Event as existed with respect to such shares immediately prior to consummation of such Major Event.

                  (f) In the event of any offering by the Company of any shares of its Common Stock (including, without limitation, the IPO), pursuant to an effective registration statement filed with the Securities and Exchange Commission or any state securities commission or board, in which the Company uses one or more underwriters, the Company agrees to give written notice to Land Owner thereof and to include in such underwriting such number of the shares of the Common Stock Portion of the Consideration (which are covered by an effective registration statement and held by the Land Owner) which the Land Owner advises the Company the Land Owner elects to have included in such underwriting.

                  (g) At any time commencing six (6) months after the Closing Date and ending seven (7) years after the Closing Date, if the Company shall receive a written request (specifying that it is being made pursuant to this Section 2.4) from the Land Owner that the Company file a registration statement under the Securities Act of 1933 covering any of the shares of the Common Stock Portion of the Consideration not then covered by an effective registration statement, then the Company shall use its best efforts to cause all such unregistered shares of the Common Stock Portion of the Consideration to be so registered.

                  (h) In lieu of the Company's obligation to effect a registration pursuant to Paragraph 2.4(g), after receiving a written request therefor, the Company shall have the option to purchase the shares with respect to which the Land Owner requested to be registered upon the terms set forth in this Paragraph 2.4(h). The Company may exercise such option by written notice to the Land Owner within 14 days after receipt of the request from the Land Owner specifying in such notice the particulars of price, date, time and place for the consummation of the purchase of such unregistered shares. The price per share at which such option may be exercised shall be equal to the average of the daily closing prices for the 20 Trading Days immediately preceding the date of the request by the Land Owner to the Company to effect registration of such shares pursuant to this Section 2.4. Unless otherwise agreed to by the parties to such transaction, the closing of such transaction shall occur not later than 30 days following the date of the notice from the Company exercising such option, at the offices of the Land Owner's counsel, Fulbright & Jaworski L.L.P., in Austin, Travis County, Texas. The daily closing prices shall be (i) the last reported sales price on the Principal Market, or (ii) if not listed or admitted to trading on any Principal Market, then the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. (the "NASD") selected from time to time by the Company for that purpose. If, on the date of the request by the Land Owner to the Company to effect a registration pursuant to this Section 2.4, the Common Stock is not so listed, admitted to trading, furnished by two members of the NASD, then the Company shall not have the option to purchase them as set forth in this Paragraph 2.4(h).

         Section 2.5 Stipulation of Values. For the purposes of this Agreement, the Company and the Land Owner agree:

                  (a) That the Common Stock has a fair market value of US$2.00 per share.

                  (b) That the Land has a fair market value of US$1,570,334.00.

The Company and the Land Owner agree to use these values in preparing and filing all income tax return, public information reportings, and other tax and information reporting returns and filings that relate to or cover the transaction provided in this Agreement.

         Section 2.6 Special Covenant of Company. Notwithstanding anything in this Agreement to the contrary, unless and until at least 315,000 shares of the Common Stock Portion of the Consideration shall have been duly registered with the United States Securities and Exchange Commission, the Company agrees that it will not permit any officer or director of the Company to sell any of their shares of Common Stock or any other securities of the Company (including, without limitation, preferred stock, warrants, options or debt or equity securities convertible into any of them), whether now owned or hereafter acquired. The Company agrees to take such actions as are necessary to effectuate this section at and after the Closing Date.

                                   ARTICLE 3
                                    CLOSING

         Section 3.1 Closing. The closing of the transaction provided in this Agreement shall occur on the Closing Date at the offices of Fulbright & Jaworski L.L.P., in Austin, Travis County, Texas, provided that all the conditions set forth in Article 5 hereof, have been satisfied or waived. At the closing:

                  (a) The Land Owner will transfer title to the Land to the Company, free and clear of any and all liens, debts, and all other encumbrances securing obligations owing by the Land Owner, but subject to the easements, rights-of-way, covenants, conditions and restrictions and other non-monetary encumbrances of record, if any, in Hays County, Texas, as well as to the reasonable covenants, conditions and restrictions to be imposed on the Land by the Land Owner as provided in Paragraph 5.1(c) and to the reservation described below in this Section 3.1; and

                  (b) The Company will pay the Cash Portion of the Consideration in Cash, and issue Common Stock Portion of the Consideration, to the Land Owner as provided in this Agreement.

The Deed to the Company shall contain a warranty of title made by, through or under the Land Owner, but not otherwise, and shall also reserve and retain unto Land Owner a profits interest in and to that portion of the Land that is associated with any facilities and improvements constructed thereon other than a manufacturing facility for the Company. Such profits interest shall be equal to one percent (1%) of the gross profit realized from the operation and sale or other disposition of such portion of the Land until such portion of the Land shall be conveyed to a third party that is not controlled by, does not control, nor is under common control with, the Company, any affiliate of the Company or any of the executive management of the Company, and that is not owned in any respect by any of them.

         Section 3.2 Selection of Closing Date. The Closing Date has been jointly agreed upon between the Company and the Land Owner and has been determined to be July 1, 2003. By their execution of this Agreement, the Land Owner agrees and acknowledges that the Company intends to, but is under no obligation to build a manufacturing facility on such lands. During the period from the date hereof to the Closing Date, the Company and the Land Owner will use their best efforts to take all action necessary or appropriate to satisfy the closing conditions set forth in Article 6 hereof.

         Section 3.3 Survival of Covenants. All covenants and obligations of the Company and the Land Owner set out in this Agreement which are not, or cannot be, fully performed by them, respectively, shall survive the closing of the transaction provided in this Agreement and shall remain valid and enforceable even if not specifically carried forth into a document executed at closing.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

         Section 4.1 Representations and Warranties of the Company. The Company represents and warrants to the Land Owner that the statements made in this
Section 4.1 are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company further agrees that at the closing on the Closing Date, the representations and warranties of the Company set forth in this Section 4.1 will be deemed to have been remade as of the Closing Date and shall survive the closing of this transaction for the applicable period of limitations.

                  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own or lease its properties and to carry on its business in all material respects as currently owned, leased or conducted and as contemplated to be owned, leased and conducted. The Company is in good standing as a foreign corporation and licensed or qualified to transact business in each jurisdiction in which the nature of the properties owned or leased by it or the business transacted by it requires it to be so licensed or qualified. The copies of the Company's Articles of Incorporation and Bylaws attached hereto as Exhibit A include all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. Any changes to the Articles of Incorporation or Bylaws of the Company hereafter made will be provided to the Land Owner promptly following adoption.

                  (b) The authorized capital stock of the Buyer consists of 100,000,000 shares of Common Stock ($.001 par value), and 10,000,000 shares of preferred stock, divided into multiple series at the discretion of the Board of Directors. As of March 1, 2003, there were 9,822,467 outstanding shares of the Common Stock and no shares of preferred stock. All of the issued and outstanding shares of the Common Stock were duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights.

                  (c) Except as stated on Schedule 4.1(c) attached hereto and made a part hereof for all purposes, there are not outstanding any: (i) securities of the Company convertible into or exchangeable for any shares of capital stock or other securities of the Company, (ii) subscriptions, options, warrants or other rights obligating the Company to issue or entitling any third party to acquire from the Company any shares of capital stock or other securities of the Company or (iii) other than this Agreement, agreements or understandings to which the Company is a party with respect to the voting, sale, transfer or other restriction on shares of capital stock of the Company.

                  (d) The Company has all requisite corporate power and authority to enter into and deliver this Agreement and any other agreement or document necessary to perform this Agreement and to perform its obligations hereunder and thereunder, to issue and deliver the Consideration. The execution of this Agreement and such other agreements and instruments by the Company, their delivery to the Land Owner, and the performance of their terms by the Company, including, but not limited to, issuance and delivery of the Consideration have been duly and validly authorized by the Board of Directors of the Company, and no further corporate action or authorization on behalf of the Company is required.

                  (e) This Agreement is legal, valid and binding upon and enforceable against the Company in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

                  (f) Neither the issuance and sale of the Common Stock nor the consummation of any of the other transactions contemplated by this Agreement nor the fulfillment of the terms hereof and thereof will conflict with, result in a breach or violation of or constitute a default under any law or the charter or bylaws of the Company or the terms of any indenture or other agreement or instrument to which the Company is a party or is bound or any judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company (any thereof being herein called a "Governmental Body").

                  (g) Except for the registration of the Common Stock, the Company is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company.

                  (h) No waiver, consent, approval or authorization of any Governmental Body or any other person is required to be obtained or made by the Company in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company.

                  (i) No litigation, claim, administrative proceeding or other proceeding or governmental investigation is pending or threatened that would prevent or delay the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

                  (j) The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Company and its consolidated subsidiaries included in such reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited condensed consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein.

                  (k) Except for matters that would not have a material adverse effect on the business, properties, financial condition or results of operations of the Company, (a) the Company has timely filed with the appropriate taxing authorities all returns, reports and forms in respect of taxes required to be filed (taking into account all extensions) by the Company on or before the date hereof; (b) the Company has timely paid, or has made adequate provision for the payment of all taxes required to be paid by it for periods ending on or before the date hereof, and (c) no material deficiencies for taxes have been threatened, claimed, proposed or assessed by any taxing or other Governmental Body against the Company.

                  (l) The Company has good title to all the assets and properties shown in the financial statements referenced in Paragraph
         (j) next above (other than inventory sold or otherwise disposed of in the ordinary course of business subsequent to the date thereof).

                  (m) The Company owns or possesses adequate licenses or other rights to use all proprietary rights necessary for the conduct of the business of the Company and as currently conducted. The Company has not received any notice of infringement, misappropriation or conflict from any other person with respect to such proprietary rights, and to the Company's knowledge, the conduct of the business of the Company has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any such Person in any manner that could reasonably be expected to materially and adversely affect the Company.

                  (n) There has not been any material default in any obligation to be performed by the Company or any other party under any material contract, commitment or agreement which default could materially adversely affect the business, properties, financial condition or results of operations of the Company, and the Company has not waived any right under any such contract, commitment or agreement that would materially adversely affect its business, properties, financial condition or results of operations.

                  (o) There is no suit, action, proceeding, claim, complaint or accusation (a) (i) pending or, (ii) to the Company's knowledge, threatened against and (b) which is reasonably likely to have a material adverse affect on the Company and to which the Company is a party, in any court or before any arbitration panel of any kind or before or by any Governmental Body relating to the Company. To the Company's knowledge, no basis exists for any such suit, action, proceeding, claim, complaint or accusation that, in each case, is material to the business, properties, financial condition or results of operations of the Company. To Company's knowledge, the Company is not subject to any suit, action, proceeding, claim, complaint or accusation that, in each case, if adversely determined is material to the business, properties, financial condition or results of operations of the Company. There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel or Governmental Body against or materially affecting the Company.

                  (p) To the Company's knowledge: (1) the Company has complied in all material respects with all laws and regulations of Governmental Bodies applicable to the business and operations of the Company and has filed with the proper authorities all material statements and reports required by all applicable laws and regulations; and (b) the Company has not received notice of any violation of any laws and regulations applicable to the business or operations of the Company.

                  (q) There has not been any adverse affect on the business and properties of the Company as the result of any fire, explosion, accident, riot, civil or labor disturbance, strike, boycott, lockout, flood, drought, storm, earthquake, embargo or other casualty or act of God or the public enemy and there has not been any change in the financial condition, assets or liabilities of the Company, other than changes occurring in the ordinary course of business, which individually or in the aggregate have not materially adversely affected the business, properties, financial condition or results of operations of the Company.

                  (r) The Company has not retained, directly or indirectly, any broker or finder or incurred any liability or obligation for any brokerage fees or finder's fees with respect to this Agreement or the transactions contemplated hereby. The Land Owner will have no responsibility for any fees paid to such company and persons, should they be retained.

         Section 4.2 Section 4.2 Representations and Warranties of Land Owner. This Agreement requires information, representations and warranties to enable the Company to determine whether to accept Land for the Securities in light of the requirements of applicable securities laws and regulations. Land Owner therefore represents and warrants as follows:

                  (a) Land Owner's information, representations and warranties set forth herein are true and complete and may be relied upon by the Company.

                  (b) If, before the Closing Date, there is any material change with respect to Land Owner's affairs that would affect Land Owner's information, representations or warranties set forth herein, Land Owner will promptly notify the Company of that change.

                  (c) Land Owner has been advised to consult with his own independent counsel regarding the consequences of investment in the Company and its Common Stock.

                  (d) Land Owner has adequate means for current and long-term personal needs and contingencies, has no need for liquidity of investment in the Common Stock, is in a financial position to hold the Common Stock for an indefinite period of time, and is able to bear the economic risk of, and can withstand, a complete loss of Land Owner's investment in the Company and the Common Stock.

                  (e) Land Owner, together with Land Owner's advisors, has such knowledge and experience in financial and business matters and is capable of (a) requesting, reviewing and understanding the information Land Owner has acquired regarding the Company and its operations, management and control, and (b) evaluating the merits and risks of an investment in the Company and the Common Stock.

                  (f) Land Owner and Land Owner's duly authorized representatives, agents and employees, if any, have been given an opportunity to obtain any additional information necessary to verify the accuracy of the information about the Company set forth herein, and have received all requested information regarding the Company and have utilized such information and access to his satisfaction. In particular, Land Owner and his authorized representatives, agents and employees (if any) have been given reasonable opportunity to meet with representatives of the Company for the purpose of asking questions of, and receiving answers from, such representatives concerning the Company and the Common Stock.

                  (g) Land Owner (a) is of legal age in accordance with the laws of Land Owner's state of residency, (b) is acquiring the Common Stock solely for Land Owner's own account or as fiduciary for the benefit of another, and (c) is not acquiring the Securities as a nominee or agent for the benefit of any other person. To the extent Land Owner is acting as a fiduciary in acquiring the Common Stock, all warranties, representations and covenants herein shall be deemed to have been made on behalf of the person or persons for whom Land Owner is acting, except that such person(s) need not be of legal age.

                  (h) Land Owner understands that (a) as of the date of this Agreement, the Securities have not been registered under the Securities Act of 1933 or state securities laws, and unless are registered prior to the Closing Date, are being offered and sold pursuant to exemptions from such laws, (b) the availability of an exemption from the applicable securities laws depends, in part, on the representations made by Land Owner, and the Company will not enter into this Agreement in the absence of such representations, (c) the Company is relying on the accuracy and the completeness of the representations and warranties contained herein in complying with its obligations under applicable securities laws, and (d) no federal, provincial or state agency has made any determination as to the fairness of the offering for investment purposes, or any recommendations or endorsement of this investment.

                  (i) Land Owner acknowledges that until registered as herein contemplated, the Common Stock constitutes "restricted securities" as defined under the Securities Act, and confirms that the Common Stock will be acquired for investment and not with a view to any offering, sale or distribution of any part thereof prior to the registration thereof as contemplated in this Agreement. Land Owner has no present intention of selling, granting participation in, or otherwise distributing the Securities prior to a registration statement becoming effective with respect to the Common Stock, subject, however, to any requirement of law that the disposition of Land Owner's property shall at all times be within Land Owner's control. Other than this Agreement, Land Owner does not have any contract, understanding, agreement, or arrangement with any person to sell, transfer, or grant participation to such person, or to any third person, with respect to the Securities or any portion thereof.

                  (j) Land Owner understands that (a) an investment in the Securities involves certain risks, (b) financial forecasts developed by the Company are based on certain assumptions regarding future events, many of which will not occur, and actual results of operations will vary from projected results, and such variations may be material, and
         (c) until registered as provided in this Agreement, there are restrictions upon the transferability of the Common Stock Portion of the Consideration and no public market for the Common Stock Portion of the Consideration is expected to develop until such registration is effective, and, accordingly, Land Owner may not be able to dispose of the Common Stock Portion of the Consideration when desired (even in the event of an emergency), and (d) although the Company has agreed to register the resale of a portion of the Common Stock Portion of the Consideration, the Company cannot provide any assurance that such registration will be declared effective by the Securities Exchange Commission.

                  (k) The only information regarding the offering of the Common Stock Portion of the Consideration that has been furnished to Land Owner is this Agreement and the information referenced or recited in this Agreement and written responses to inquiries, if any, and Land Owner has relied only upon such information in determining whether to invest in the Company. Land Owner was at no time solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation in connection with the offer, sale or purchase of the Securities.

                  (l) It is agreed between the Land Owner and the Company, that the Company will, prior to the Closing Date, at it's sole cost and expense, retain the services of Mr. Jim Dooley, to serve as Chief Project Consultant for the Company in developing the required Phase One development plan or "Project Book" for the Land, and to serve as liaison for the Company in discussions and negotiations with the Land Owner at all times during the term of this Agreement or for any future project initiatives between the Land Owner and the Company.

         Section 4.3 Indemnity. The Land Owner and the Company hereby agree to indemnify the other of them and to hold the other of them harmless from and against any and all liability, damage, cost or expense (including reasonable attorneys' fees), including the amount paid in settlement and whether or not suit is commenced, incurred on account of or arising out of any inaccuracy in their respective representations and warranties set forth in this Agreement.

                                   ARTICLE 5
                               CLOSING CONDItIONS

         Section 5.1 Closing Conditions. The respective obligations of the Company and the Land Owner to close the transaction provided in this Agreement is expressly subject to the satisfaction or waiver by all parties of the following conditions on or before the Closing Date:

                  (a) The Board of Directors of the Company has approved the transactions contemplated by this Agreement on or before April 15, 2003.

                  (b) The Land Owner and the Company have evidenced their agreement to reasonable covenants, conditions and restrictions on the use of the Land by the Company, its successors and assigns, in favor of Al Lowman and wife, Darlyne Rossow Lowman, their successors and assigns as the owners of the lands adjacent to the Land and on which their homestead is currently located, such agreement to be in writing and in recordable form.

                  (c) No material adverse change has occurred with respect to the Company or the Land Owner.

                  (d) The receipt by the Land Owner of an opinion dated as of the Closing Date, from Kruse, Landa & Maycock L.L.C., that the Common Stock Portion of the Consideration has been duly and validly authorized and issued by the Company.

                  (e) The Land Owner has obtained a distribution of the Land from LRL subject to no encumbrances that are inconsistent with or would prevent the Land Owner from performing this Agreement.

                  (f) The Company has filed a registration statement with the United States Securities and Exchange Commission covering not less than 5,000,000 shares of the Common Stock, including the Common Stock Portion of the Consideration (or such portion thereof as provided in this Agreement) and such registration statement either remains pending or has been declared effective.

         Section 5.2 Termination for Failure of Condition Precedent. If any of the conditions set forth in Section 5.1 have not been satisfied on or before the Closing Date, then this Agreement shall automatically terminate and the Land Owner and the Company shall be released and discharged of all obligations under this Agreement.

                                   ARTICLE 6
                                 MISCELLANEOUS

         Section 6.1 Expenses. Except for paying (a) any obligations of the Land Owner that are secured by liens encumbering the Land, and (b) the portion of the ad valorem property taxes that will have accrued from January 1st to the Closing Date for the year in which closing occurs, the Company will reimburse and pay to the Land Owner an amount equal to the sum of (a) one-half of the Land Owners' attorney fees, plus (b) all transaction costs and expenses, including any potential roll back tax requirement(s) for the change in land usage, if closing occurs.

         Section 6.2 Execution. Except as otherwise provided herein, the covenants, agreements, representations and warranties made in this Agreement, or any certificate or instrument delivered pursuant to or in connection therewith will survive the execution and delivery of this Agreement and the closing of the transaction provided in this Agreement.

         Section 6.3 Successors and Assignors. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided, that neither party shall have the right to assign or transfer this Agreement or any interest in this Agreement without the prior written consent of the other party; provided, further, that

                  (a) the Company shall have the right to cause the Land Owner to transfer the Land to a wholly owned subsidiary corporation of the Company if written notice of that election is given to the Land Owner at least five (5) day prior to the Closing Date; and

                  (b) the Land Owner shall have the right to transfer and assign all its rights, titles and interests under this Agreement to, as well as have assumed all its obligations under this Agreement by, LRL in the event that on or before May 1, 2003, LRL accepts and agrees to such transfer, assignment and assumption of this Agreement.

         Section 6.4 Notices. All notices, requests, consents and other communications hereunder will be in writing and will be delivered in person, sent by facsimile or mailed by certified or registered mail; return receipt requested, addressed as follows:

         If to the Company, to:

                           Essential Innovations Technology Corp.
                           114 West Magnolia Street, Suite 400-142,
                           Bellingham, WA  98225
                           Telephone: 360-392-3902,
                           Telecopy: 360-733-3941
                           Attention: President

         With a copy to:

                           Attention: James Kruse, Esq.
                           Eighth Floor, Bank One Tower
                           50 West Broadway (300 South)
                           Salt Lake City, Utah 84101-2034
                           Telephone (801) 531-7090
                           Facsimile (801) 531-7091

         If to the Land Owner, to:

                           Albert T. Lowman
                           3603 Hunter Road
                           San Marcos, Texas  78666
                           Telephone:  512.353.0638
                           Facsimile: 512.353.0638

         With a copy to:

                           Attention: R. G. Converse, Esq.
                           Fulbright & Jaworski L.L.P.
                           600 Congress Avenue, 24th Floor
                           Austin, Texas  78701
                           Telephone:  512.536.4535
                           Facsimile:  512.536.4598

         Or, in any such case, at such other address or addresses as will have been furnished in writing by such party to the others. All notices, requests, consents and other communications hereunder will be deemed to have been duly given or served on the date on which personally delivered or on the date actually received, with receipt acknowledged.

         Section 6.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws provisions thereof.

         Section 6.6 Sole and Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, discussions, representations, warranties or other communications.

         Section 6.7 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         Section 6.8 Amendments. This Agreement may not be amended or modified without the written consent of all parties, nor will any waiver be effective against any party unless in writing executed on behalf of such party.

         Section 6.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms to the fullest extent permitted by law.

        [Section 6.10 and Signatures of Parties Appear on Following Page]

         Section 6.10 Titles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provisions of this Agreement.

         IN WITNESS WHEREOF, the Company and the Land Owner have caused this Agreement to be executed and delivered by the undersigned duly authorized officers as of the day and year first above written.

Essential Innovations Technology Corporation

By: /s/ Jason McDiarmid                         /s/ Albert T. Lowman
       Jason McDiarmid, President/CEO           Albert T. Lowman, Trustee of the
                                                Albert T. Lowman Living Trust
And
By: /s/ Kenneth Telford                         /s/ Darlyne Rossow Lowman
        Kenneth Telford, CFO/Sec./Treas         Darlyne Rossow Lowman

                                                /s/ Todd Alan Lowman
                                                Todd Alan Lowman

                                                /s/ Cathy Lowman Northcutt
                                                Cathy Lowman Northcutt

                                    EXHIBIT A

             [attach company's articles of incorporation and bylaws]

                                 SCHEDULE 4.1(C)


Warrants and Options
During the year ended October 31, 2002 the Company granted the following warrants and options:

         (a) Warrants

                  i) SOTA Instruments Inc. - 200,000 warrants exercisable at $0.25 per share as follows:

                  50,000 exercisable after April 9, 2003, a second 50,000 exercisable after April 9, 2004 and a third 100,000 exercisable after April 9, 2005. The Company has expensed the fair value of $60,940 in relation to these warrants.

                  ii) Morpheus Financial Corp, a shareholder, - 50,000 warrants exercisable at $0.35 per share

                  iii) Private Financing - 50,000 warrants exercisable at $0.35 per share The Company has expensed the fair value of $22,658 in relation to these warrants.

         (b) Options

         The Company has granted options to certain purchasers of common shares to acquire additional common shares as follows: - 30,000 exercisable at $0.75 per share up to and including the year 2007 - 30,000 exercisable at $1.00 per share up to and including the year 2007

The Company has granted a total of 2,520,000 options to directors, employees, advisors and consultants to purchase common share of the Company as follows:


                              Number of            Exercise             Expiry
                               Options              Price                Date
                         -------------------- ------------------- --------------
     Directors                 225,000              $0.25                2007
     &                         125,000              $0.50                2007
     Employees                 750,000              $0.75                2012
                               750,000              $1.00                2012

     Advisors
     &
     Consultants               100,000              $0.25                2007
                               45,000               $0.50                2007
                               25,000               $1.00                2007
                               250,000              $0.75                2012
                               250,000              $1.00                2012

The Company has expensed $25,000 for options issued to directors and employees using the intrinsic method of valuation and $10,393 for options issued to Advisors and consultants using the fair value method of valuation.


Subsequent to October 31, 2002

         i) Options have been issued to certain investors to acquire 12,900 common shares at $0.25 and 12,900 common shares at $0.50 to the year 2007

         ii) 400,000 options to purchase common shares of the Company to certain employees and consultants consisting of 212,500 with an exercise price of $0.50 and 187,500 with an exercise price of $1.00

                  (a) The Company has entered into an agreement to acquire $25 million worth of media / advertising credits for a cost of $12.5 million. These credits are valid for an initial period of eighteen months. Any unused credits may be extended for use up to ten years from the date of the agreement.

         The Company has agreed to issue $1.5 million worth of preferred shares priced at $3.75/share as an initial payment on the agreement. As at March 23rd,2003, these shares were yet to be officially issued.

         The remaining balance of $11 million will become payable at such time as the media credits are used. The preferred shares are non-voting, not entitled to dividends and are automatically convertible into common shares upon the later of eighteen months after the date of the agreement or one hundred eighty days after the Company's initial public offering. The conversion price is the face value of the preferred shares converted divided by 75% of the price paid for common shares by public investors in connection with the initial public offering. The preferred shares will be redeemable for $0.01 per share if media credits are not honored by the providers or any media credits remain unused after their expiration.

         The agreement calls for a stand-by fee, commencing six months after the agreement date, of 1% of the unpaid cost of the first $10 million (face value) of media credits not used.